FOR IMMEDIATE RELEASE	Contact:	Kay Yarbrough, Director of
Marketing and Public Relations
Jim Wilson & Associates
(334) 260-2515

Dillard’s Announced at Juban Crossing

MONTGOMERY, Ala., April 11 – Dillard’s Inc., (“Dillard’s”) one of the nation’s largest fashion apparel and home furnishing retailers has committed to constructing a store at Juban Crossing, the 471 acre mixed-use development to be built in Denham Springs, La. Will Wilson, President of Jim Wilson & Associates, LLC, developer of the retail component of the project said the store will be one of the retail center’s anchors.

“The growth in Livingston Parrish is phenomenal,” said Wilson. Juban Crossing will provide the much needed retail for the residents of the area and the addition of Dillard’s is a plus for the center.”

Dillard’s Chief Executive Officer, William Dillard, II, stated, “We are pleased to announce our commitment to Juban Crossing. This exciting retail development will enable us to better serve the tremendous growth occurring on the east side of Baton Rouge.”

Juban Crossing will be the largest mixed-use development in the state of Louisiana and will feature anchor tenants, such as Dillard’s, specialty stores and restaurants in an open-air environment. Additional phases will include professional office space, a hotel and upscale residences.

Located at I-12 at the new Juban Crossing interchange, 12 miles east of Baton Rouge, Juban Crossing will have over 1 million square feet of retail space. The first phase of construction, breaking ground in summer 2007, will primarily include the retail center.

Jim Wilson & Associates is developing Juban Crossing’s retail segment as a joint venture with Baton Rouge, La.-based real estate investment group Creekstone Companies.

About Jim Wilson & Associates, LLC
Jim Wilson & Associates, LLC, based in Montgomery, Ala., is a privately owned real estate company specializing in shopping centers, residential real estate investments, offices, condominiums, hotels and mixed-use developments. With over three decades of real estate experience, JWA has developed in excess of 21 million square feet of retail. The company’s development portfolio includes residential communities and condominium residences, mixed-use developments, Class-A office buildings and hotel and country club assets. For more information, visit www.jwamalls.com

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About Creekstone

Founded in 1988, Creekstone is a real estate investment group offering acquisition, development, construction and property management services. Creekstone has built in excess of $750 million worth of commercial property and $450 million of multi-family residences in 15 states. Most recently, Creekstone developed Towne Center at Cedar Lodge and The Reserve at Cedar Lodge, both located on Baton Rouge’s Corporate Boulevard.

About Dillard’s

Dillard’s, Inc. ranks among the nation’s largest fashion apparel and home furnishings retailers with annual revenues exceeding $8 billion. The company focuses on delivering maximum fashion and value to its shoppers by offering compelling apparel and home selections complemented by exceptional customer care. Dillard’s stores offer a broad selection of merchandise and feature products from both national and exclusive brand sources. The Company operates 328 Dillard’s locations spanning 29 states, all with one nameplate – Dillard’s. For more information about Dillard’s, visit www.dillards.com.

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